Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Form 10-K of Fairfield Communities, Inc. of our report dated March 14, 1997, except for Notes 22 and 24, as to which the date is October 9, 1997, on our audit of the consolidated statements of operations, stockholders' equity and cash flows of Vacation Break U.S.A., Inc. for the year ended December 31, 1996, appearing in the registration statement on Form S-4 (SEC Registration No. 333-39615) of Fairfield Communities, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.



PricewaterhouseCoopers LLP


Miami, Florida
March 29, 1999